As filed with the Securities and Exchange Commission on ^July __, 1998.

                           Registration No. 333-56083


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                          Registration Statement Under
                           The Securities Act of 1933


                          TOP SOURCE TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)

DELAWARE                                         84-1027821
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)                 Identification No.)

           7108 Fairway Drive, Suite 200, Palm Beach Gardens, FL 33418
                                                   (561) 775-5756
(Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                      Mr. William C. Willis, Jr., President
                          TOP SOURCE TECHNOLOGIES, INC.
                          7108 Fairway Drive, Suite 200
                          Palm Beach Gardens, FL 33418
                                 (561) 775-5756
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                    Michael D. Harris, Esq.
                                    Michael Harris, P.A.
                                    712 U.S. Highway One, Suite 400
                                    North Palm Beach, Florida  33408-7146
                                    (561) 844-3600

         Approximation date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                       -------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933^, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

                                             X
                                       --------------


                    CALCULATION OF REGISTRATION FEE

                                                           Proposed               Proposed
                                                            maximum                maximum
Title of each class                                        offering               aggregate             Amount of
  of securities                     Amount to be           price per              offering            registration
to be registered                     registered              share                  price                 fee

Common Stock                         3,500,000(1)             $1.032(2)            $3,612,000          $1,245.52
($.001 par value)




     TOTAL REGISTRATION FEE                     $1,245.52



(1) Consists of shares of common stock to be issued upon conversion of 5% Series A Convertible Preferred Stock ("Preferred Stock"), an exercise of warrants and as a dividend to holders of Preferred Stock.



(2) Estimated solely for the purpose of computing the registration fee based on the average of the high and low price of the Registrant's common stock in the consolidated reporting system on the American Stock Exchange on June 1, 1998.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                            TOP SOURCE TECHNOLOGIES, INC.
                                                CROSS REFERENCE SHEET


Form S-3 Item Numbers and Caption                                                 Heading in Prospectus
1.       Forepart of the Registration Statement and
           Outside Front Cover of Prospectus....................................    Cover  Page  of  Form  S-3  and
                                                                                    Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of
           Prospectus...........................................................    Inside  Front and Outside  Back
                                                                                    Cover Pages of Prospectus

3.       Summary Information, Risk Factors......................................    Not Applicable and
         and Ratio of Earning to Fixed Charges..................................    Risk Factors

4.       Use of Proceeds........................................................    Cover Page of Prospectus

5.       Determination of Offering Price........................................    Cover Page of Prospectus

6.       Dilution...............................................................    Not Applicable

7.       Selling Security Holders...............................................    Selling Stockholders

8.       Plan of Distribution...................................................    Cover  Page of  Prospectus  and
                                                                                    Plan of Distribution

9.       Description of Securities to be Registered.............................    Documents    Incorporated    by
                                                                                    Reference  and  Description  of
                                                                                    Preferred Stock and Warrants

10.      Interests of Named Experts and Counsel.................................    Legal Matters and Experts

11.      Material Changes.......................................................    ^Recent Developments

12.      Incorporation of Certain Information By Reference......................    Documents    Incorporated    by
                                                                                    Reference
13.      Disclosure of Commission Position on ..................................    Part II
         Indemnification for Securities Act Liabilities

14.      Other Expenses of Issuance and Distribution............................    Part II

15.      Indemnification of Directors and Officers..............................    Part II

16.      Exhibits and Financial Statement Schedules.............................    Part II

17.      Undertakings...........................................................    Part II

                                   PROSPECTUS

                          TOP SOURCE TECHNOLOGIES, INC.
                        1,283,730 Shares of Common Stock


     This Prospectus relates to an aggregate of 1,283,730 shares of common stock, $.001 par value per share (the "Common Stock"), of Top Source Technologies, Inc. (the "Company") being offered for sale by certain stockholders of the Company (the "Selling Stockholders"). These shares ^consist of 7,260 shares issued as dividends declared as of June 30, 1998 on the 5% Series A Preferred Stock (the "Preferred Stock"), 1,176,470 shares issuable upon the conversion of ^Preferred Stock ^and 100,000 shares issuable upon the exercise of warrants (the "Warrants") at $1.10 per share. ^In May 1998, the Company sold to two foreign purchasers an aggregate of 1,000 shares of Preferred Stock for $1,000,000 and issued Warrants to purchase 250,000 shares of the Company's Common Stock exercisable at $1.10 per share to those purchasers and three other corporations designated by the Placement Agent. The Preferred Stock and Warrants were issued to accredited investors pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act") and Rule 506 thereunder. The Company was required to register the underlying shares of Common Stock. See "Description of Preferred Stock and Warrants".


         As of the date of this Prospectus, the Company's officers and directors beneficially own ^approximately 1.8% of the Company's Common Stock. Based upon information available to the Company, the only stockholder beneficially owning 5% or more of the Company's Common Stock is a registered investment advisor. According to a Schedule 13-G filed by the investment advisor on January 28, 1997, as the result of investment power over the accounts of its clients, the advisor and its affiliates are the beneficial owners of ^2,079,700 shares of Common Stock, none of which are being offered for sale pursuant to this Prospectus. The Company has no current information concerning the current beneficial ownership of this investment advisor. On ^July 15, 1998, the closing price of the Company's stock on the American Stock Exchange was ^$1.00.

         All of the shares of Common Stock are offered for the respective accounts of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $110,000 in connection with the exercise of 100,000 Warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes. All of the expenses of this offering, estimated at ^$15,350 will be borne by the Company.

         The Company has been advised by the Selling Stockholders that the Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS Prospectus. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith to files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants including the Company that file electronically with the Commission. The address of the site is http:\\www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Requests should be directed to the Company at its principal executive offices, 7108 Fairway Drive, Suite 200, Palm Beach Gardens, Florida, 33418-3757, (561) 775-5756.

                                         DOCUMENTS INCORPORATED BY REFERENCE


         On October 6, 1992, the Company's change of domicile merger from Colorado to Delaware became effective. Top Source, Inc., a Colorado corporation merged into its wholly-owned subsidiary Top Source Technologies, Inc., formerly known as Top Source, Inc., a Delaware corporation. The specifics of the merger are described in the Form 8-B filed with the Commission on November 14, 1992, which is specifically incorporated by reference into this Prospectus. As a result of the change of domicile merger, the Form 8-A which is incorporated by reference herein, was filed with the Commission by the Company's predecessor, Top Source, Inc., a Colorado corporation.

         The  following   documents   filed  with  the   Commission  are  hereby
specifically incorporated by reference into this Prospectus:

(a) The Company's annual report on Form 10-K for the fiscal year ended September 30, 1997 and all amendments thereto;

(b) The Company's quarterly report on Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998;

(c)  The Company's  proxy  statement  dated  January 28, 1998 filed  pursuant to
     Section 14 of the Exchange Act;

(d) The description of the Company's Common Stock filed by the Company predecessor, Top Source, Inc., a Colorado corporation, which is contained in the Registration Statement on Form 8-A filed on March 12, 1992, File No. 1-11046, including any amendments or reports filed for the purpose of updating such description;

(e) The description of the Company's change of domicile merger which is contained in the Registration Statement on Form 8-B filed on November 14, 1992 and any amendments and reports thereto; and

(f) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-K for the year ended September 30, 1997.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in a supplement hereto modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                                    RISK FACTORS


         The shares of Common Stock offered hereby involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision. All statements, trend analysis and other information contained in this Prospectus relating to the possible sale of Top Source Automotive, Inc. ("TSA"), the future profitability of TSA, the ability of the Company to achieve profitability, development of the Company's OSA-II, as defined, the receipt of future orders for the sale of overhead sound systems ("OHSS") from Chrysler Corporation ("Chrysler"), the ability of the Company to enter into strategic alliances or develop new technologies and the Company's future compliance with debt covenants as well as other statements including words such as "seek", "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the ^Exchange Act^. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those identified in this "Risk Factors" section as well as the following: the ability of the Company to locate a suitable buyer for TSA, the ability of the Company to reach an agreement with the buyer and the ability of the buyer to fund its commitment; potential changes by Chrysler in the placement of its speakers in Jeep? Wranglers or decline in production levels at Chrysler for vehicles installing OHSS; the Company's ability to market OSA-IIs; the acceptance of the OSA/OSA-II technology by the marketplace; a general tendency of large corporations not to change from known technology to emerging new technology; the ability of the Company's personnel to complete development of the OSA-II; the reliability of the OSA-II technology over an extended period of time; the Company's ability to attract major strategic partners for OSA-II and for TSA if the Company is unable to sell it; and other matters which may increase the Company's current losses and thereby cause it to exceed the 1.5 to 1.0 debt to equity ratio required by a loan agreement.

         Historical Losses. Since inception, the Company has never reported income from operations. As of March 31, 1998, the Company had a retained earnings deficit of $24,351,173. The Company has provided cash to support its operations from the income generated by its automotive subsidiary, TSA, the sale of the assets of United Testing Group, Inc. in 1996, the sale of securities pursuant to private placements and the exercise of stock options and warrants and from borrowings from institutional lenders. As described below, TSA has lost and is losing substantial revenues from Chrysler and the Company is seeking to sell TSA. See "- Sale of TSA" at pages 8-9. ^TSA will remain profitable in spite of its loss of revenues from Chrysler, unless Chrysler discontinues or materially reduces its business relationship with the Company beyond that described below in the risk factor on page 8 entitled "- Dependence on Chrysler". The Company has shifted its primary focus toward the sale of its On-Site Oil Analyzer ("OSA") which was introduced in 1994 and its second generation machine, OSA-II, of which the Company ^has just completed development. However, the Company has generated only limited revenues from the sale and lease of OSAs. Revenue for TSI for the year ended September 30, 1997 was $403,853 and $197,350 for the six months ended March 31, 1998. The identifiable assets relating to the oil analysis services segment were approximately $4,251,700 which includes the net value of the capitalized database of $2,178,600 at March 31, 1998. In order to achieve profitability, for which no assurances can be given, the Company is relying upon its ability to market and sell OSA-IIs in sufficient numbers to pay its substantial fixed and other expenses. There can be no assurances that the Company will be profitable from operations in the future. The Company believes that their marketing efforts will be successful. However, if the Company is unable to meet goals or to have the necessary resources to sustain their marketing activities it could have a material adverse effect on the Company's business, the carrying value of the above listed assets, as well as the financial condition of the Company. The Company will continue to evaluate the success of the new marketing efforts as well as the carrying value of the related assets.

         Reliance on On-Site Oil Analyzer. For several years, the Company has concentrated on sale and marketing of OSAs but with only limited success. Under the direction of the Company's new president, the number of OSAs sold and leased in the past year has increased. Additionally, the Company augmented its technical expertise by the hiring of Dr. John Coates who has developed a second generation machine known as the OSA-II. The OSA-II is substantially smaller and anticipated to be quicker and cheaper than the OSA. Moreover, the OSA-II does not require the Company to rely upon an outside corporation to manufacture or assemble the machines. Because the Company is relying upon one product, there is a substantially increased degree of risk to investors.

         Development of OSA-II. The Company is in the final phase of developing its new OSA-II and expects ^to ship OSA-IIs by late July 1998. However, as with the development of any new product, unforeseen delays occur and problems may be discovered. Sophisticated computer software and complex machines often encounter developmental difficulties or "bugs" which only become apparent subsequent to widespread commercial use. Problems which may arise in the operation of the OSA-IIs could have a material adverse effect upon the Company's future operations.

         Inability to Market OSA-IIs. The Company has devoted substantial resources and different approaches to marketing the OSAs. These marketing efforts have not been successful. Although the Company's marketing efforts over approximately the last one year have increased the number of OSAs being used, the Company has only received ^four orders for multiple machines. In July 1998, the Company announced that a leading operating of retail tire stores has agreed to install one OSA-II unit in each of seven locations in Jacksonville, Florida. The Company also recently entered into a lease for two OSAs to be placed in a new oil analysis center operated by a midwestern operator of automobile auctions. The^ other multiple orders consist of short-term leases for five OSAs and four OSAs, respectively, to be placed at different locations of the two customers in the United States. Without the receipt of numerous orders for multiple OSA-IIs and repeat orders from the automobile manufacturers who purchased OSAs, it is not likely that the Company can profitably market and sell OSA-IIs.

         Dependence on Chrysler. Historically, the Company has derived almost all of its revenues from the sale of ^OHSS to Chrysler by TSA. In 1997, Chrysler discontinued using the OHSS on its Jeep? Cherokee vehicles^. Although the Company does not know for certain, management believes the contract was lost to another vendor because of pricing which would have yielded unacceptably low gross margins for TSA. In November 1998, Chrysler will discontinue using the OHSS on its Jeep? Grand Cherokee vehicles. Chrysler only used the OHSS on one high-end model of the Jeep? Grand Cherokee which model is being discontinued by Chrysler. TSA expects to continue assembling the OHSS for the Jeep? Wrangler through at least model year 2002. There can be no assurances that Chrysler will continue to order OHSSs from TSA. If Chrysler discontinues using the OHSS on the Jeep? Wrangler, it will have a material adverse effect upon the Company at least until the Company generates significant revenues from OSA-II.

         Sale of TSA; Financing Limitations. ^The Company has announced that it is seeking to sell TSA and has reported that it has received a non-binding letter of intent and a $1,450,000 non-refundable deposit from a potential acquiror^. The letter of intent requires the acquiror ^to pay ^a $2,050,000 escrow deposit. The parties are negotiating a definitive agreement. However, because of uncertainties surrounding the Company's ability to obtain the approval of a majority of outstanding Common Stock, there can be no assurances that the Company will sell TSA. See "Recent Developments". However, if the Company does sell TSA it will receive substantial working capital but will also lose its only current existing means of generating material on-going revenues. The Company will then be relying on significant revenues from the sale of OSA-IIs or be required to obtain additional financing. No such financing plans currently exist, and there can be no assurances that future financing will be available to the Company. The terms of the Preferred Stock the Company sold in May 1998 will make it more difficult for the Company to sell additional securities. The Preferred Stock terms restrict the Company from entering into another equity financing that would cause additional Common Stock issued in such equity financing to become freely tradeable within the 180-day period after the registration statement of which this Prospectus is a part (and any subsequent registration statements if the holders purchase additional Preferred Stock) are declared effective by the Commission. Additionally, for the same 180-day period, the Company has granted the holders of Preferred Stock a right of first refusal to purchase all or any part of any new securities that the Company may propose to sell which may further limit the Company's ability to obtain financing.

         Changing Technology; Competitive Factors. The OSAs represented a technological breakthrough affecting the oil analysis industry. Oil analysis is a 50-year old technology which is widely used for diagnostic and preventative maintenance programs for equipment by various industries. It is also used for quality control and pipeline monitoring in the petroleum industry. Essentially, the OSAs analyze (and the OSA-IIs are designed to analyze) oil at the end user's location thereby avoiding the need to send petroleum samples to a central laboratory. The OSAs and OSA-IIs utilize complex computer software. In general, the computer industry is subject to rapid and significantly changing technology including potential introduction of new products and technologies which may have a material adverse impact upon the Company's ability to market and sell OSA-IIs. Although the Company believes that it has a significant advantage over potential competitors as a result of its experience over a four-year period with the OSAs, the Company's proprietary database and the proprietary nature of the resulting technology including the development of the OSA-IIs. No assurances can be given that either a comparable or more advanced on-site oil analyzer will not be developed in the future by one or more third parties.

         Patents and Proprietary Information. Historically, the Company generated almost all of its revenue from products subject to patents and patent applications exclusively licensed to the Company. TSA has relied upon the sale of its OHSS enclosures which are covered by a patent license limited to the United States and Canada. The Company has obtained patents covering various features of the OSAs which are applicable to the OSA-IIs. The Company has applied for additional patents covering various features of the OSA-IIs. In addition, steps have been taken to protect trade secrets through appropriate confidentiality agreements. There can be no assurances that the patent applications for the OSA-II will be granted. The failure by the Company to obtain patents and protect its respective trade secrets could have a material adverse effect on the Company by increasing the likelihood of competition. In addition, other companies may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect to them. Although the Company believes that the software for the OSAs and OSA-IIs has been independently developed by it, and that such technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that the Company will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to commercialize the OSA-IIs. Patent and technology disputes are common with high technology products and services. However, management is not aware of any existing or threatened patent infringement claims against the Company with respect to any of its products or technologies.

         New Technologies and Other Considerations. In order to expand its current product line, the Company may continue to seek new technologies and products. This aspect of the Company's business involves a number of special risks. Because of these risks, the Company will seek capital input and strategic partners to sell equity in suitable products and technologies to these partners in order to reduce the risks to investors. Also, the Company will seek to avoid substantial and long-term expense associated with the necessary research and development. Assuming that the Company is able to enter into agreements with such partners and that those partners will be able to carry out the necessary research and development, there is the risk that the technologies will not perform as expected or be cost effective. Assuming successful research and development, there remains the risks of being able to market the products and locate industry partners or others able to manufacture the products according to stringent quality control standards and in a viable economic manner. There can be no assurance that the Company will be able to successfully locate such technologies and if so, will be able to find strategic partners able to develop and market new technologies. Finally, there is the risk that while the Company is seeking to commercialize a new technology, a competitor will develop technologies which are more commercially viable thereby reducing the viability of the Company's products.

         Anti-Takeover Considerations. The Company's Restated Certificate of Incorporation (the "Certificate Provisions") contains various provisions designed to deter a third party from launching a hostile takeover for the Company. In addition, the Company has adopted a Shareholder Rights Plan (the "Rights Plan"). As used in this Prospectus, the Certificate Provisions and the Rights Plan are collectively referred to as the "Anti-Takeover Provisions". The Certificate Provisions consist of: (i) empowering the Board of Directors, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, with such designations, preferences, special rights, qualifications, limitations and restrictions as the Board may determine; (ii) establishing a classified Board of Directors whereby election of the directors is staggered and each year approximately one-third of the directors are elected for a three year term; (iii) making it difficult to remove directors for "cause" by requiring a super-majority vote of either: (1) 75% of the stockholders or (2) 66-2/3% of the stockholders and the majority of the "disinterested directors"; (iv) providing that stockholder action taken by written consent in lieu of a meeting is prohibited unless such consent is signed by the holders of at least two-thirds of the stock; and (v) restricting stockholder nomination of directors to any stockholder with the power to vote at least 15% of the outstanding voting securities of the Company who timely complies with specific notice procedures. In connection with the Rights Plan, the Board declared a dividend of one Preferred Stock Purchase Right (the "Rights") for each outstanding share of the Company's Common Stock. The Rights permit the holders (stockholders of the Company) to purchase Series A Junior Preferred Stock. Holders of Rights have the right to acquire stock of the Company or an "acquiring entity" at half of market value. The Rights only become exercisable in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of the Company's voting stock. These Rights may be redeemed by the Company at $.01 per Right prior to the close of business on the 15th day after a public announcement that beneficial ownership of ownership of 15% or more of the Company's voting stock has been accumulated by single acquiror or group (with certain exceptions), under specified circumstances.

         The Anti-Takeover Provisions generally make it more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock because it is more difficult to remove the incumbent Board. Thus, the Anti-Takeover Proposals have the affect of: (i) entrenching incumbent management, and (ii) discouraging a third party from making a tender offer at a premium over the market price or otherwise attempting to obtain control of the Company even though such an attempt could be desired by a substantial member of the Company's stockholders. The Anti-Takeover Provisions were not intended to prevent a takeover of the Company on terms which are beneficial to the stockholders and will not do so. They may, however, deter an attempt to acquire the Company in a manner or on terms that the Board of Directors determines not to be in the best interest of its stockholders.

         Dependence on Key Personnel. The Company is currently dependent upon the efforts of the key members of its management team consisting of Mr. William
C. Willis, Jr., the Company's Chairman of the Board of Directors, president and chief executive officer, and Mr. David Natan, the Company's chief financial officer. In addition, the Company is dependent upon Dr. John Coates who is in charge of the group who developed the OSA-II. In the event that one or more of these persons ceases to be employed by the Company, it may have a material adverse effect upon the Company.

         Competition. Competition in the automotive business and the oil analysis business is intense. With regard to the Company's OHSS business, while the Company has no direct competition with another business which manufactures overhead speaker enclosures, interior trim suppliers have a substantial competitive advantage as a result of their relationships with automobile manufacturers and their substantially greater degree of financial strength, management depth and engineering expertise. By offering automobile manufacturers the opportunity to deal with one primary supplier, an interior trim supplier can offer alternative speaker placement and thereby competes directly with the Company. With regard to the OSA-II, while the Company is not aware of any other business that markets and sells an on-site oil analysis instrument, the Company's oil analysis subsidiary, Top Source Instruments, Inc., competes with various oil analysis laboratories located throughout the United States. These laboratories offer service through Federal Express or other express delivery couriers and provides facsimile or other rapid delivery of oil analysis reports to the customers.
         Liquidity Considerations. In 1995, the Company issued $3,020,000 in 9% Senior Subordinated Convertible Notes (the "Notes"). These Notes contain a debt to equity ratio that cannot exceed 1.5 to 1.0. As of March 31, 1998, this ratio was 1.23 which meant that the Company was in compliance with the ratio. However, due to the Company's historical losses ^and due to the uncertainty and timing of OSA revenues, there is a possibility that the Company will exceed this ratio in future quarters. ^Notwithstanding the restructuring charge the Company ^will report in connection with the recent resignation as an employee of the former Chairman of its Board of Directors, Mr. Stuart Landow, ^the Company believes that it was in compliance at June 30, 1998. ^In the event that the ratio is not met and the Company is unable to receive a waiver from the representative of the noteholders, Mr. G. Jeff Mennen, a member of the Company's Board of Directors, has agreed to guarantee to infuse a sufficient amount of money into the Company to permit it to maintain compliance with this debt to equity ratio through October 1, 1998 or, alternatively, he will refinance the Notes. In consideration for this guarantee, the Company issued to Mr. Mennen 50,000 10-year warrants exercisable at $2.00 per share. Mr. Mennen has the right to compel the Company to file a registration statement covering the shares of Common Stock underlying such warrants or to include the shares of Common Stock in a registration statement filed by the Company on behalf of others.

                                                 RECENT DEVELOPMENTS


         In June 1998, the Company received a non-refundable deposit of $1,450,000 from a proposed buyer of TSA (the "Buyer"). The Company also entered into a non-binding letter of intent with the Buyer. The letter of intent provides that the Buyer shall purchase the assets and assume the liabilities of TSA for a minimum of $10,000,000 and up to an additional $6,000,000 in contingent future payments based upon the future operating performance of the business acquiring the assets (the "Earn-Out"). The letter of intent provides that the Earn-Out shall be calculated over the two years following the closing based upon the Buyer's earnings before income, taxes, depreciation and amortization.

         The Buyer is required to make a second payment of $2,050,000 (the "Second Payment") in conjunction with the execution of the definitive agreement which the Company and the Buyer are currently negotiating. If made, the Second Payment will be delivered into escrow together with a certificate equal to 35% of TSA's outstanding Common Stock. The Escrow Agent shall hold the funds and stock certificate in escrow pending approval of the Company's stockholders. If such approval is obtained, the deposit will be delivered to the Company and the Buyer will own 35% of TSA. If it is not obtained, the Company will issue the Buyer 14.5% of TSA Common Stock. The transaction is required to close during calendar 1998 and will also be subject to the Buyer obtaining the necessary financing.

         The letter of intent required that the Second Payment be made no later than June 30, 1998 and the Company's stockholder approval be obtained no later than September 30, 1998. Because of delays arising in conjunction with the negotiation of the definitive agreement, the Company and the Buyer have orally agreed to extend the time to make the Second Payment and obtain stockholder approval. Assuming that the definitive agreement is executed in July 1998, it is anticipated that stockholder approval will be obtained not later than November 16, 1998. There can be no assurances that the Company will enter into a definitive agreement with the Buyer, that the Company's stockholders will approve the proposed sale of assets or that the Buyer will obtain the necessary financing to close the transaction.

         As previously publicly reported, Mr. Stuart Landow, the Company's former Chairman of the Board of Directors, resigned as a director and as an employee effective June 30, 1998.

         Mr. William C. Willis, Jr., the Company's president and chief executive officer and new Chairman of the Board of Directors waived a bonus of $127,500 to which he was entitled under his employment agreement. In exchange for this waiver, in July 1998 the Company's Compensation Committee granted Mr. Willis 100,000 stock options exercisable at $.875 per share (then fair market value). The options vest incrementally over a three-year period and are exercisable over a 10-year term. Mr. Willis imitated this transaction as a result of the Company's efforts to conserve cash and his confidence in the Company.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS No. 128 supersedes the previous standard (Accounting Principles Board Opinion No. 15), modifies the methodology for calculating earnings per share, and is effective for periods ending after December 15, 1997; early adoption was not permitted. The Company is now required to restate previously reported per share data to conform with the requirements of SFAS No. 128. Had the provisions of SFAS No. 128 been applicable to the condensed consolidated financial statements for all periods contained in the Company's Form 10-K for the year ended September 30, 1998, basic and diluted earnings per share, as calculated in accordance with the provisions of SFAS No. 128, would not have been different from the per share amounts reported herein for all periods presented.

                                                SELLING STOCKHOLDERS


Table of Selling Stockholders

         The following table sets forth information furnished by the Selling Stockholders, with respect to the number of shares of the Company's Common Stock, including the shares of Common Stock underlying the warrants, owned by each Selling Stockholder on the date of this Prospectus, the shares offered hereby, and the number and percentage of outstanding shares to be owned by each Selling Stockholder after the offering. No Selling Stockholder has held any position, office, or had a material relationship with the Company within the past three years. For further information on the Preferred Stock and Warrants, See "Description of Preferred Stock and Warrants".

                                                                                                     Percentage
                                                    Ownership       Securities         Ownership        Owned
Selling                                             Prior to           Being             After          After
Stockholder                                         Offering          Offered          Offering       Offering

Excalibur Limited Partnership(1),(2),(3)             ^881,111         ^881,111           None             0

Gundyco in Trust for RRSP
  550-98866-19(1),(4),(5)                            ^377,619         ^377,619           None             0

H & H Securities Limited(6)                            8,200 (3)         8,200           None             0

Intercontinental Holding
Company, Ltd.(7)                                       8,400             8,400           None             0

San Rafael Consulting Group(8)                         8,400             8,400           None             0



        (1) Assumes conversion of Preferred Stock at 85% of the current bid price of $1.00 per share.


        (2) Includes 52,500 shares of Common Stock underlying Warrants which are exercisable as of the date of this Prospectus. Also includes ^5,082 shares of Common Stock issued as a dividend as of June 30, 1998. Does not include 78,750 shares underlying Warrants which are not currently exercisable.

        (3) Does not include shares of Common Stock obtainable upon conversion of up to 1,050 shares of Preferred Stock which the Selling Stockholder is obligated to purchase under certain circumstances at a price per share of $1,000.

        (4) Includes 22,500 shares of Common Stock underlying Warrants which are currently exercisable as of the date of this Prospectus. Also includes ^2,178 shares of Common Stock issued as a dividend as of June 30, 1998. Does not include 33,750 shares underlying Warrants which are not currently exercisable.

        (5) Does not include shares of Common Stock obtainable upon conversion of up to 450 shares of Preferred Stock which the Selling Stockholder is obligated to purchase under certain circumstances at a price per share of $1,000.

        (6) Represents 8,200 shares of Common Stock underlying Warrants which are exercisable as of the date of this Prospectus. Does not include 12,300 shares underlying Warrants which are not currently exercisable.

        (7) Represents 8,400 shares of Common Stock underlying Warrants which are exercisable as of the date of this Prospectus. Does not include 12,600 shares underlying Warrants which are not currently exercisable.

        (8) Represents 8,400 shares of Common Stock underlying Warrants which are exercisable as of the date of this Prospectus. Does not include 12,600 shares underlying Warrants which are not currently exercisable.

                                     DESCRIPTION OF PREFERRED STOCK AND WARRANTS


        The Company entered into an agreement with two investors (both of whom are Selling Stockholders) to sell to such investors up to 2,500 shares of Preferred Stock. The shares of Preferred Stock are convertible into Common Stock as described below, pay an annual dividend of 5% in cash or Common Stock of the Company as described below, contain a liquidation preference equal to the $1,000 per share purchase price together with accrued dividends (the "Stated Value"), are redeemable by the Company under certain circumstances as described below and contain no voting rights except as otherwise required by law.

        ^The two Selling Stockholders purchased 1,000 shares of Preferred Stock in May 1998. The holders of the Preferred Stock have the right to convert such shares cumulatively at any time after August 5, 1998 pursuant to the following restrictions: 25% after August 5, 1998, an additional 25% after September 4, 1998 and an additional 25% after October 4, 1998 and the remaining 25% after November 3, 1998. The conversion formula provides that the Preferred Stock may be converted into a number of shares of Common Stock equal to the Stated Value divided by the conversion price which is equal to the lesser of (i) $1.10 per share of Common Stock, or (ii) a formula declining from 85% of the average closing bid price to 80% of the average closing bid price. The minimum number of shares of Common Stock which may be issued upon conversion of the Preferred Stock is approximately 909,091 shares. Such number can be substantially higher depending upon the future bid price of the Company's Common Stock. The Preferred Stock automatically converts into Common Stock two years after issuance at the lesser of (i) $1.10 per share, or (ii) 80% of the average closing bid price.

        The Preferred Stock pays an annual dividend of 5% commencing on June 30, 1998 at the option of the Company payable in cash or shares of Common Stock. ^In July 1998, the Company ^issued 7,260 shares of Common Stock because it is prohibited from paying cash dividends under the terms of an agreement with a principal lender. The Preferred Stock provides the holders with a per share liquidation preference equal to the Stated Value. The Company may redeem the Preferred Stock prior to conversion by paying the holders 120% of the Stated Value per share or $1,200,000 (not including accrued dividends).

        The two Selling Stockholders who purchased the Preferred Stock are obligated to purchase up to an aggregate of additional $1,500,000 of the Company's Preferred Stock in tranches of $500,000 on similar terms and conditions commencing on 90, 150 and 210 days, respectively, from the date of this Prospectus. If a Selling Stockholder fails to purchase its pro-rata share of the additional shares of the Preferred Stock within 30 days of the foregoing dates, such Selling Stockholder shall forfeit its rights and preferences including conversion privileges, the liquidation preference and the dividend preference and the Preferred Stock held by it shall have minimal value. The foregoing obligation of the Selling Stockholders to purchase an aggregate of $500,000 on each of the three dates is subject to the average bid price of the Company's Common Stock being not less than $1.00 and the average daily sales volume being not less than 40,000 shares over a 20-trading day period prior to the date of each purchase. If any additional shares of Preferred Stock are purchased, the Company will be obligated to file additional registration statements to cover the public sale of Common Stock if the Preferred Stock is converted.

        The Company has issued to the Selling Stockholders 250,000 Warrants exercisable at $1.10 per share through May 7, 2001. Each Warrant entitles the holder to purchase one share of Common Stock. The Warrants were issued to the Selling Stockholders in connection with a purchase by two of the Selling Stockholders of the Preferred Stock. An aggregate of 100,000 Warrants are currently exercisable and an aggregate of 50,000 additional Warrants first become exercisable commencing 90, 150 and 210 days, respectively, from the date of this Prospectus. After this later date, subject to prior exercise, all 250,000 Warrants shall be exercisable until they expire on May 7, 2001.

                                                PLAN OF DISTRIBUTION


        All of the shares of Common Stock are offered for sale of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of $275,000 in connection with the exercise of up to 250,000 Warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes.

        The Company has been advised by the Selling Stockholders that the shares of Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange, or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.

                                                    LEGAL MATTERS


        The legality of the securities to be offered hereby will be passed upon for the Company by Michael Harris, P.A., 712 U.S. Highway One, Suite 400, North Palm Beach, Florida 33408-7146. Attorneys employed by that law firm are the beneficial owners of 31,000 shares of Common Stock.

                                                       EXPERTS


        The financial statements and schedules of Top Source Technologies, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.




                   ----------------



                   TABLE OF CONTENTS

                                    Page

Available Information.......................      3

Documents Incorporated by
 Reference..................................      4

Risk Factors................................      6

Recent Developments.........................     13

Selling Stockholders........................     15

Description of Preferred
  Stock and Warrants........................     17

Plan of Distribution........................     19

Legal Matters...............................     20

Experts.....................................     21








             TOP SOURCE TECHNOLOGIES, INC.




                   1,283,730 Shares


                          of


                     Common Stock









                   ----------------

                      Prospectus
                   ----------------





                   ___________, 1998

                                                       PART II
                                       INFORMATION NOT REQUIRED IN Prospectus


Item 14. Other Expenses of Issuance and Distribution.

                  The  following  table  sets  forth  the  various  expenses  in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the Commission registration fee. Such expenses will be paid by the Company. None of these expenses will be paid by the Selling Stockholders.

    Registration fee ...............................      $ 1,245.52
    Printing expenses...............................      $   100.00
    Accounting fees and expenses....................      $ 4,000.00
    Legal fees and expenses (other than Blue Sky)...      $10,000.00
    Blue Sky fees and expenses......................      $      .00
    Miscellaneous...................................      $     4.48

               Total................................      $15,350.00


Item 15. Indemnification of Directors and Officers.

         The Company's amended and restated certificate of incorporation provides that the Company shall indemnify its current and former officers and directors against expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding in which they may be involved or to which they may be made parties by reason of their being or having been a director or officer of the Company, or at its request, of any other corporation which it is a stockholder or creditor and from which such officers and directors are not entitled to be indemnified by (whether or not they continue to be directors or officers at the time of imposing or incurring such expense), except in respect of matters as to which they shall be finally adjudged in such action, suit or proceeding liable for negligence or misconduct. In the event of settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the persons to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which such persons may be entitled.

         In addition, the Company has entered into indemnification agreements with its executive officers and directors. These agreements provide that the Company shall indemnify its executive officers and directors, if by reason of their corporate status, they are or are threatened to be made parties to any third-party proceedings, to the fullest extent provided by Delaware law. The agreements provide for indemnification against expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein if (i) they acted in good faith; (ii) they reasonably believed in the case of conduct in their official capacity with the Company that their conduct was in the Company's best interests or in all other cases, that their conduct was at least not opposed to the Company's best interests; (iii) with respect to any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful; and (iv) with respect to an employee benefit plan they reasonably believed their conduct to be in the best interests of the participants and/or beneficiaries of the plan. The indemnification agreements also provide indemnification in direct and derivative actions provided such officers or directors acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the Company. Such officers or directors are not entitled to indemnification in connection with any proceeding charging improper personal benefits to such officers or directors, whether or not involving action in their official capacity, in which they were judged liable on the basis that personal benefit was improperly received by them.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 16. Exhibits.

4.                Form of Common Stock Certificate*

4.1               Certificate of Designation of Rights and Preferences**

4.2               Form of Warrant**

4.3               Form of Private Securities Subscription Agreement**

5.                Opinion of Michael Harris, P.A.****

23.               Consent of Arthur Andersen LLP

23.2              Consent of Michael Harris, P.A.***


*                 Contained in Registration Statement on Form 8-A filed
                    March 12, 1992.

**                Contained  in Form 10-Q for the period  ended
                    March 31, 1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).

***               Contained in Opinion of Michael Harris, P.A.

****              Contained in Registration Statement on Form S-3 filed on
                    June 4, 1998.


Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                   (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,  unenforceable.  In  the  event  that a  claim  for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
                  Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                     SIGNATURES

         Pursuant to the requirements of the Securities Act or 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 17th day of ^July, 1998

                          TOP SOURCE TECHNOLOGIES, INC.



                         By: /s/ William C. Willis, Jr.
                             William C. Willis, Jr.
                            (Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


Name                                                  Title                                 Date



/s/ William C. Willis, Jr.                            Director                          ^July 17, 1998
--------------------------
William C. Willis, Jr.



/s/ David Natan                                Chief Financial Officer                  ^July 17, 198
--------------------------
David Natan                                         and Director



                                                      Director
Ronald Burd



                                                      Director
G. Jeff Mennen



/s/ L. Kerry Vickar                                   Director                          ^July 17, 1998
--------------------------
L. Kerry Vickar


                                                    EXHIBIT INDEX


Exhibit No.

4.                Form of Common Stock Certificate*

4.1               Certificate of Designation of Rights and Preferences**

4.2               Form of Warrant**

4.3               Form of Private Securities Subscription Agreement**

5.                Opinion of Michael Harris, P.A.****

23.               Consent of Arthur Andersen LLP

23.2              Consent of Michael Harris, P.A.***


*                 Contained in Registration Statement on Form 8-A filed
                  March 12, 1992.

** Contained in Form 10-Q for the period ended March 31, 1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).

***               Contained in Opinion of Michael Harris, P.A.

****              Contained in Registration Statement on Form S-3 filed on
                  June 4, 1998.